Exhibit 99.1

Projected Sources of Cash Received

The following table is being provided to prospective lenders as an aid in understanding the cash flow of MEC International, B.V. Projected sources of cash include distributions, fees and other cash expected to be received by MEC International B.V. and available for distribution to Mission Energy Holdings International, Inc.

	Sources of Cash Outlook
Project	2003	2004
	(in millions)
Contact Energy	$16	$18
Loy Yang B	39	12
Paiton / Adaro	20	10
Valley Power Peaker	8	1
CBK	—	8
Kwinana	4	5
First Hydro	16	34
ISAB	27	42
Tri Energy	4	—
Italian Wind	10	13
Doga	18	20
Spanish Hydro	—	—
Derwent	2	2
EcoElectrica	—	—

Project Totals	$164	$165

The above information is based on EME’s current expectations and projections about future events based upon its knowledge of facts as of the date of this report and its assumptions about future events. It is subject to various risks and uncertainties that may be outside EME’s control, including without limitation, the following:  changes in prices of wholesale electricity, natural gas, and other fuels and changes in other operating costs, and changing conditions in wholesale power markets; the operation of some of EME’s plants on a merchant basis without long-term contracts; actions by state, federal and foreign regulatory bodies; the effects of increased competition in energy-related businesses; risks of doing business in foreign countries, such as political changes and currency devaluations; and power plant operation risks.  Additional details and factors, including limitations on project distributions from certain of the above projects, are set forth in the most recent reports filed by Edison Mission Energy on Forms 10-K, 10-Q, and 8-K.